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                                                                   Exhibit 11(b)

                            Blue Wave Systems Inc.

                      Computation of Per Share Net Income
                   (in thousands, except per share amounts)


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
                                                                                               Nine Months Ended
                                                                                                    March 31,
                                                                                           2001                  2000
                                                                                         -------               -------
Basic Net Income Per Share:
  Net income applicable to common stock                                                  $ 2,685               $ 1,687
                                                                                         =======               =======

  Weighted average shares outstanding                                                     15,753                14,519

Basic net income per share                                                               $  0.17               $  0.12
                                                                                         =======               =======


Diluted Net Income Per Share:
  Weighted average shares outstanding                                                     15,753                14,519

  Effect of common stock equivalents:
    Options granted and warrants issued                                                      885                   940
    Weighted average exercised options and warrants outstanding for portion of
      period, net of equivalent shares purchased at average fair market value                 28                   641
    Effect of using option and warrant proceeds to repurchase common stock at
      average fair market value                                                             (364)                 (187)
                                                                                         -------               -------
           Total common stock equivalents                                                    549                 1,394
                                                                                         -------               -------
  Weighted average diluted shares outstanding                                             16,302                15,913
                                                                                         -------               -------

Diluted net income per share                                                             $  0.16               $  0.11
                                                                                         =======               =======


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